                                                                  EXHIBIT (b)(3)

                                                                  EXECUTION COPY


                                    AGREEMENT


         THIS AGREEMENT (this "Agreement"), is made and entered into as of the 30th day of October, 2002, by and among COLE NATIONAL CORPORATION, a Delaware corporation ("Cole National"), COLE VISION CORPORATION, a Delaware corporation ("Cole Vision"), and U.S. VISION, INC., a Delaware corporation ("USV").

                                    RECITALS


         A. USV and Kayak Acquisition Corp., a Delaware corporation ("Kayak"), have entered into that certain Agreement and Plan of Merger, dated as of May 14, 2002, pursuant to which Kayak will merge into USV with USV surviving (the "Merger");

         B. In order to facilitate the Merger, Cole National has agreed to loan USV $4,000,000 concurrently with the effectiveness of the Merger pursuant to the terms and conditions set forth in the subordinated promissory note issued to Cole National by USV and certain Affiliates (as defined below) of USV (the "Subordinated Note"); and

         C. In order to induce Cole National to provide the loan described above, (i) USV has agreed to extend the term and amend certain provisions of the Participating Provider Agreement, dated as of June 1, 1997, by and between USV and Cole Vision (as amended, modified or supplemented from time to time, the "Vision Care Agreement"); and (ii) USV has agreed to grant Cole National a right of first refusal with respect to all of USV's rights in the Sears Assets (as defined herein).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1: DEFINITIONS

         "Acceptance Notice" has the meaning set forth in Section 4.2(b).

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person or any officer or director of any such first Person or Affiliate thereof.

         "Agreement" has the meaning set forth in the preamble.

         "Bona Fide Offer" means an offer from any Person, regardless of whether such offer was, or resulted from a direct or indirect contact, initiated or made by such Person or resulted after such Person was first contacted directly or indirectly by USV or any Affiliate of

USV (whether or not on USV's or any USV Affiliate's initiative) or resulted from or arose in discussions directly or indirectly with USV or any USV Affiliate. For purposes of this definition, any agent, broker or other Person acting on behalf of USV or any USV Affiliate shall be deemed an Affiliate of USV.

         "Cole National" has the meaning set forth in the preamble.

         "Cole Vision" has the meaning set forth in the preamble.

         "Disposition" has the meaning set forth in Section 4.1.

         "Kayak" has the meaning set forth in the recitals.

         "Merger" has the meaning set forth in the recitals.

         "Offeror" has the meaning set forth in Section 4.2(a).

         "Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

         "ROFR Term" means the period beginning on the date of this Agreement and ending on the later of (a) the termination or expiration of the Vision Care Agreement and (b) the satisfaction in full of all obligations under the Subordinated Note.

         "Sears Assets" has the meaning set forth in Section 4.1.

         "Sears Lease" has the meaning set forth in Section 4.1.

         "Subordinated Note" has the meaning set forth in the recitals.

         "Transfer" has the meaning set forth in Section 4.1.

         "Transfer Notice" has the meaning set forth in Section 4.2(a).

         "USV" has the meaning set forth in the preamble.

         "Vision Care Agreement" has the meaning set forth in the recitals.

         "Vision Care Amendment" has the meaning set forth in Section 3.1.

                          ARTICLE 2: SUBORDINATED NOTE

         2.1 Issuance of Subordinated Note. Concurrently with the execution and delivery of this Agreement and the effectiveness of the Merger, Cole National shall loan USV $4,000,000 and USV and certain Affiliates of USV shall issue and deliver to Cole National the Subordinated Note, in the form attached as Exhibit A hereto, duly executed by authorized officers of USV and such Affiliates.

         2.2 Subordination Agreement. Concurrently with the execution and delivery of this Agreement and the effectiveness of the Merger, Cole National shall deliver to USV a subordination agreement, by and among Commerce Bank N.A., Cole National, USV and certain Affiliates of USV, in the form attached as Exhibit B hereto, duly executed by an authorized officer of Cole National.

                 ARTICLE 3: VISION CARE AND ADVERTISING CHARGES

         3.1 Amendment of Vision Care Agreement. Concurrently with the execution and delivery of this Agreement, the execution and delivery of the Subordinated Note and the effectiveness of the Merger, each of Cole Vision and USV shall execute and deliver to the other an amendment to the Vision Care Agreement, in the form attached as Exhibit C hereto (the "Vision Care Amendment"), duly executed by authorized officers of Cole Vision and USV, respectively.

         3.2 Settlement of Disputed Reporting Obligations and Past Due Advertising Charges. On the first day of each month, beginning November 1, 2002 and ending on October 1, 2003, USV shall pay, or cause to be paid, by bank wire transfer of immediately available funds to an account designated in writing by Cole Vision, an amount in cash equal to $80,000. On November 1, 2003, USV shall pay, or cause to be paid, by bank wire transfer of immediately available funds to an account designated in writing by Cole Vision, an amount in cash equal to $40,000. Upon satisfaction in full by USV of its entire obligation under this
Section 3.2, USV shall be released from all claims by Cole Vision against USV for (a) past due Sears advertising charges through the date of this Agreement, and (b) any Transaction Fees (as defined in the Vision Care Agreement) due and payable by USV under the Vision Care Agreement prior to the date of this Agreement. Any amounts not paid when due pursuant to this Section 3.2 shall accrue interest at the per annum rate of 11.75%.

         3.3 Advertising Charges. For so long as USV is operating under at least 70% of the Sears Leases in effect on the date of the Agreement, USV, on the first day of each month beginning November 1, 2002, shall pay, or cause to be paid, by bank wire transfer of immediately available funds to an account designated in writing by Cole, an amount in cash equal to $35,000. In the event that USV is operating under less than 70% of the Sears Leases in effect on the date of the Agreement, USV and Cole shall agree upon an adjusted monthly payment for such national advertising efforts. Such amount shall be used by Cole Vision as it considers appropriate for national advertising efforts for Sears Optical. Any amounts not paid when due pursuant to this Section 3.3 shall accrue interest at the per annum rate of 11.75%.

                       ARTICLE 4: RIGHT OF FIRST REFUSAL

         4.1 Restriction on Transfer. During the ROFR Term, other than pursuant to unilateral action by Sears under any Sears Lease, neither USV nor any of its Affiliates shall sell, transfer, assign, pledge or otherwise directly or indirectly dispose of or encumber, voluntarily or involuntarily (including, without limitation, disposition by way of gift, bankruptcy, execution, seizure or sale by legal process, operation of law or otherwise) (collectively, a "Transfer") any interest in any of the License/Lease Agreements listed on Annex I attached hereto (each, a "Sears Lease" and collectively, the "Sears Leases"), together with all related leasehold improvements, store fixtures, furniture, signage and inventory (other than frame sample inventory and other inventory sold in the ordinary course of business) located at any of the locations subject to the Sears Leases (collectively, the "Sears Assets"), to any Person except pursuant to and in accordance with and subject to the provisions of this Article 4, and any purported Transfer of any Sears Assets in any other manner shall be null and void and of no force nor effect whatsoever. Any such Transfer of any Sears Assets as described in this Article 4 is referred to herein as a "Disposition".

         4.2 Right of First Refusal.

               (a) If at any time USV or any Affiliate of USV receives a Bona Fide Offer from any third party (an "Offeror") with respect to any Disposition during the ROFR Term, and USV or such Affiliate wishes to accept such Bona Fide Offer, USV shall give prompt written notice (the "Transfer Notice") thereof to Cole National. The Transfer Notice shall set forth (i) the identity of the Offeror; (ii) the purchase price (and form of consideration) being offered; (iii) all other terms and conditions of the Bona Fide Offer (including, without limitation, the proposed consummation date, if any, of the proposed Transfer); and (iv) an offer to Transfer to Cole National or its designee, on terms and conditions substantially identical to those contained in the Transfer Notice (except that if any portion of the consideration is payable other than in cash, Cole National may instead pay in cash the fair value of such other consideration). Notwithstanding the foregoing, in connection with the exercise of the right of first refusal provided in this Article 4, Cole National, at its option, may set off, against such consideration, all or any portion of (x) the outstanding principal amount of the Subordinated Note, together with any accrued interest thereon as of the consummation of such Disposition, (y) amounts due and owing under Sections 3.2 and 3.3 of the Agreement as of the consummation of such Disposition and (z) amounts due and owing under the Vision Care Agreement as of the consummation of such Disposition, including without limitation, any underreported amounts that give rise to a right to terminate the Vision Care Agreement pursuant to Section 4.2 thereof; provided, however, that the aggregate amount of any set off pursuant to clause (z) shall not exceed $400,000. Notwithstanding the foregoing, Cole Vision and its Affiliates shall have the right to use the frame sample inventory used at the locations of the Sears Leases for a period of 30 days after consummation of such Disposition.

               (b) The right of first refusal provided in this Article 4 shall be exercised by delivery of a written notice to USV (the "Acceptance Notice") not later than 45 days after the date of the Transfer Notice.

               (c) If Cole National or its designee declines to purchase any Sears Assets within the period described above, USV shall have the right for a period of 45 days to complete the Transfer, pursuant to the Bona Fide Offer, to the Offeror identified in the Transfer Notice, of such Sears Assets at a price not less than that contained in the Transfer Notice and on terms and conditions not more favorable to the Offeror than those contained in the Transfer Notice.

         4.3 Sale Requirements. If Cole National elects to exercise its rights under Article 4, USV shall, and cause each of its Affiliates to, (a) take such actions as may be reasonably requested by Cole National in connection with consummating such transaction on terms and conditions not more favorable than those contained in the Transfer Notice, (b) consent to and raise no objections against such transaction or the process pursuant to which such transaction was arranged, and (c) execute and deliver such documents as may be reasonably requested by Cole National in connection with any such transaction.

   ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF COLE NATIONAL AND COLE VISION

         Each of Cole National and Cole Vision represents and warrants to USV as follows:

         5.1 Corporate Organization and Standing. Each of Cole National and Cole Vision is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and carry on its business as presently being conducted. Each of Cole National and Cole Vision is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires it to so qualify, except where the failure to be so qualified or be in good standing would not have a material adverse effect on the business or operations of Cole National or Cole Vision, respectively.

         5.2 Corporate Power and Authority. Each of Cole National and Cole Vision has all requisite power and authority to enter into this Agreement and, in the case of Cole Vision, the Vision Care Amendment and to consummate the transactions contemplated by this Agreement and the Vision Care Amendment, as the case may be. The execution and delivery of this Agreement, the Vision Care Amendment and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Cole National and Cole Vision. This Agreement has been duly executed and delivered by each of Cole National and Cole Vision and, assuming due authorization, execution and delivery by USV, constitutes the legal, valid and binding obligations of each of Cole National and Cole Vision enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors' rights and remedies generally. The Vision Care Amendment has been duly executed and delivered by Cole Vision and, assuming due authorization, execution and delivery by USV, constitutes the legal, valid and binding obligations of Cole Vision enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors' rights and remedies generally.

         5.3 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Cole National and Cole Vision or the Vision Care Amendment by Cole Vision nor the consummation of the transactions contemplated hereby or thereby will:

               (a) conflict with or result in a breach of any provision of its organizational documents;

               (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cole National and Cole Vision or its properties or assets; or

               (c) require any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority, other than such action, consent or approvals of third parties as have already been obtained.

                ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF USV

         USV represents and warrants to Cole National and Cole Vision as follows:

         6.1 Corporate Organization and Standing. USV is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and carry on its business as presently being conducted. USV is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or location of its properties requires it to so qualify, except where the failure to be so qualified or be in good standing would not have a material adverse effect on the business or operations of USV.

         6.2 Corporate Power and Authority. USV has all requisite power and authority to enter into this Agreement, the Subordinated Note and the Vision Care Amendment and to consummate the transactions contemplated by this Agreement, the Subordinated Note and the Vision Care Amendment. The execution and delivery of this Agreement, the Subordinated Note and the Vision Care Amendment and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of USV. This Agreement, the Subordinated Note and the Vision Care Amendment have been duly executed and delivered by USV and, assuming due authorization, execution and delivery by Cole, constitutes the legal, valid and binding obligations of USV enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors' rights and remedies generally.

         6.3 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement, the Subordinated Note or the Vision Care Amendment by USV nor the consummation of the transactions contemplated hereby or thereby will:

               (a) conflict with or result in a breach of any provision of USV's organizational documents;

               (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Sears Assets, any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which USV or any Affiliate of USV is a party;

               (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to USV or any of the Sears Assets; or

               (d) require any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority, other than such action, consent or approvals of third parties as have already been obtained.

         6.4 Sears Assets. Annex I sets forth each license or lease agreement with Sears to which U.S. Vision or any of its Affiliates is a party. USV has provided to Cole true, correct and complete copies of each such Sears Lease, as amended to date. Each Sears Lease is a valid, binding and enforceable obligation of the parties thereto enforceable in accordance with its terms. With respect to each Sears Lease: (a) neither of USV nor any other party thereto is in default under or in violation thereof; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (c) USV has not released any of its material rights thereunder. USV has good and marketable title to, valid and enforceable licenses to, or valid and enforceable leasehold interests in, all of the Sears Assets. All of the Sears Assets are in good condition and repair, subject to normal wear and tear consistent with the age of such assets.

                               ARTICLE 7: GENERAL

         7.1 Conduct of Business. USV shall, and shall cause each of its Affiliates to, carry on the business conducted at each of the locations subject to the Sears Leases in the ordinary course of business consistent with past practice, maintain the properties and other assets located at such locations in good working condition and use their best efforts to preserve intact their current business organization, keep the Sears Leases in full force and effect and without default or breach by USV thereunder, keep available the services of their employees and preserve their relationships with those Persons having business dealings with them to the end that the goodwill, business prospects and ongoing business dealings of such locations shall be unimpaired. At the end of each calendar quarter, or upon request of Cole National or Cole Vision, USV shall promptly notify Cole National and Cole Vision in the event that any of USV's representations and warranties contained in Article 6 become untrue in any material respect or of any breach of the covenants contained in this Section 7.1.

         7.2 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Ohio, exclusive of its choice of law provisions.

         7.3 Notices.

               (a) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

               If to Cole National or Cole Vision:

                         Cole National Corporation
                         1925 Enterprise Parkway
                         Twinsburg, Ohio  44087
                         Attention:  General Counsel
                         Facsimile:  (440) 449-4100

                         With a copy to:

                         Jones, Day, Reavis & Pogue
                         North Point
                         901 Lakeside Avenue
                         Cleveland, Ohio  44114
                         Attention:  Patrick J. Leddy, Esq.
                         Facsimile:  (216) 579-0212

               If to USV:

                         U.S. Vision, Inc.
                         One Harmon Drive
                         Glendora, New Jersey  08029
                         Attention:  William A. Schwartz
                         Facsimile:  (856) 232-1848

                         With a copy to:

                         Sayles, Lidji & Werbner
                         Renaissance Tower, Suite 4400
                         1201 Elm Street
                         Dallas, Texas  75270
                         Attention:  Brian Lidji, Esq.
                         Facsimile:  (214) 939-8787

                         and


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


                         Parker, McCay & Criscuolo
                         Three Greentree Centre, Suite 401
                         Route 73 & Greentree Road
                         Marlton, New Jersey 08053
                         Attn:  Philip A. Norcross
                         Facsimile:  (856) 988-8167


               (b) Any party may change its address or facsimile number for purposes of this Section 7.3 by giving notice ----------- as provided herein.

         7.4 Successors. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective permitted successors and assigns. Neither the rights nor the obligations of any party hereunder may be voluntarily assigned, in whole or in part, without the prior written consent of the other party; provided, however, that Cole National or Cole Vision (and their respective successors and assigns) shall be permitted to assign its rights under this Agreement to any Affiliate of Cole National or Cole Vision.

         7.5 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claims of such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement among the parties) as to which there is no inaccuracy or breach.

         7.6 Entire Agreement. This Agreement, the Subordinated Note and the Vision Care Amendment (including any exhibits and annexes hereto or thereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both oral and written, among the parties hereto with respect to the subject matter hereof.

         7.7 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.

         7.8 Severability. If any provision of this Agreement or the application of any provision hereof to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

         7.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to injunctive relief, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         7.10 Expenses. Each of the parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.11 Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same agreement.





                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer or officers as of the date first above written.


                                         COLE NATIONAL CORPORATION


                                         By: /s/
                                             -----------------------------------
                                             Name:
                                             Title:



                                         COLE VISION CORPORATION


                                         By: /s/
                                             -----------------------------------
                                             Name:
                                             Title:



                                         U.S. VISION, INC.


                                         By: /s/
                                             -----------------------------------
                                             Name:
                                             Title:

                             SUBORDINATION AGREEMENT

                  THIS SUBORDINATION AGREEMENT (this "Agreement") is made as of October 30, 2002, by and among U.S. VISION, INC. ("U.S. Vision"), STYL-RITE OPTICAL MFG. CO., INC., USV OPTICAL, INC., U.S. VISION HOLDINGS, INC., (collectively, the "Borrowers"), COMMERCE BANK, N.A. (the "Lender"); and COLE NATIONAL CORPORATION, a Delaware corporation (the "Creditor").

                                   BACKGROUND

                  A. The Borrowers have requested that the Lender extend credit to the Borrowers, and the Lender has agreed to extend such credit facilities, all upon the terms, conditions and provisions as set forth in that certain Loan and Security Agreement of even date herewith among the Borrowers and Lender (the "Loan Agreement"). Any capitalized term used herein without definition shall have the meaning ascribed thereto in the Loan Agreement.

                  B. Pursuant to the terms and subject to the conditions set forth in the Loan Agreement, Lender agreed to provide to Borrowers the following: (i) a Line of Credit in an amount not to exceed at any time the Maximum Available Credit, which Line of Credit is evidenced by that certain Line of Credit Note of even date herewith by Borrowers in favor of Lender; and (ii) a Term Loan (together with the Line of Credit, the "Senior Credit Facilities") in the amount of Fifteen Million ($15,000,000) Dollars, which Term Loan is evidenced by that certain Term Note of even date herewith by Borrowers in favor of Lender (the "Term Note," and together with the Credit Note, the "Senior Notes").

                  C. As collateral security for the Senior Obligations (as hereinafter defined), pursuant to the terms and subject to the conditions set forth in the Loan Agreement, and each other agreement or writing pursuant to which the Borrowers or any of their respective subsidiaries, pledge, grant, ratify and confirm a first lien on, and security interest in, all of the collateral securing the Senior Obligations (collectively, the "Senior Security Documents"), Borrowers granted to the Lender, first priority liens on, and security interests in all assets of the Borrowers (collectively, the "Collateral"). The agreements, documents and instruments evidencing or securing the Senior Credit Facilities are hereinafter collectively referred to as the "Senior Loan Documents."

                  D. As a condition precedent to the agreement of the Lender to enter into and perform under the Senior Loan Documents and to extend to the Borrowers the Senior Credit Facilities, as more particularly described therein, the Lender has required that Creditor, with the acknowledgment of the Borrowers, agree to subordinate the rights of Creditor under the Subordinated Note to the rights of the Lender under the Senior Loan Documents pursuant to this Agreement. Creditor will benefit from the financing arrangements among Lender and Borrowers, as more particularly described in the Senior Loan Documents.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                  1. Certain Definitions.

                      1.1 "Senior Obligations" shall mean the following obligations of the Borrowers to the Lender, whether outstanding on the date hereof or hereafter incurred, pursuant to the Senior Loan Documents, including, without limitation, any extensions, modifications, renewals thereof and substitutions therefor and any refinancing of or increases to, any such indebtedness in accordance with the terms of this Agreement: (a) all existing and future debts, liabilities and obligations of the Borrowers in favor of Lender pursuant to the Senior Loan Documents, including the principal amount of, and accrued interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any of the Borrowers, whether or not allowed as an enforceable claim against any of the Borrowers pursuant to applicable bankruptcy, insolvency or reorganization laws) on, the Senior Notes and all indebtedness, liabilities and obligations of the Borrowers in respect thereof; and (b) all other indebtedness, obligations and liabilities (including fees and expenses) of Borrowers to Lender now existing or hereinafter incurred created under or with respect to the Senior Loan Documents, including as to both clauses (a) and (b) of this Section 1.1, without limitation, (i) any interest thereon which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any of the Borrowers, whether or not allowed as an enforceable claim against any Borrower pursuant to applicable bankruptcy, insolvency or reorganization laws, or (ii) any advances by the Lender which exceed the aggregate face amount of the Senior Notes or any other instruments evidencing any of the Senior Obligations, or which are made after the occurrence of a default, violation or event of default under the Loan Agreement or any other agreement among Borrowers and Lender, and any refinancing of, or increases to, any of the indebtedness described as Senior Obligations to the extent in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the maximum principal amount of indebtedness that constitutes "Senior Obligations" under this Agreement shall not exceed Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000), plus all costs of collection and any expenses incurred to (i) protect or defend the Collateral or (ii) with respect to the exercise of any remedies to enforce or collect the Senior Obligations.

                  1.2. "Subordinated Note" shall mean the Subordinated Promissory Note, dated as of October 30, 2002, in the original principal amount of $4,000,000.00, issued by the Borrowers in favor of Creditor, as the same may from time to time be amended, restated or otherwise modified or replaced.

                  1.3 "Subordinated Obligations" shall mean the principal of and interest on the Subordinated Note.

                  1.4 "Termination Date" shall mean the first to occur of either
(i) November 1, 2007; (ii) the date that Lender is paid the Senior Obligations;
(iii) the date on which Creditor exercises the Option or the ROFR (as those terms are defined in Section 5.4 below); or (iv) the date of a Bankruptcy Event.

                  2. Confirmation of Obligations to Creditor and Lender. Borrowers and Creditor hereby acknowledge and conform that as of the date hereof, no amounts are currently due and owing under the Subordinated Obligations.

                  3. Subordination. Creditor hereby subordinates, to the extent and in the manner provided below, in favor of Lender all Subordinated Obligations and all claims and demands arising therefrom to all of the Senior Obligations and agrees that Lender shall first be paid all of the Senior Obligations, with interest as accrues thereon and any costs and expenses of collection thereof, in accordance with the terms thereof and the requirement that Lender make Advances to the Borrowers under the Loan Agreement shall be terminated before Creditor shall be paid any sums due on Subordinated Obligations of Borrowers to Creditor. Creditor further agrees that, subject to the limitation on Senior Obligations provided for in Section 1.1, Lender may, at any time and from time to time, renew, extend, modify, amend, substitute or alter the time of payment or maturity of, or waive the right to enforce the Senior Obligations, or any part thereof, or release or compromise the terms thereof, and that Lender may make new loans, advances and extensions of credit to or for the benefit of the Borrowers, which will be deemed to be included in the Senior Obligations or the Senior Obligations may be refinanced by the Lender, or otherwise, so long as such refinancing does not increase the annual amortization of the principal of the Senior Obligations which constitute term loans, all without in any way impairing the subordination and standstill provisions set forth herein which shall remain in full force and effect without any further act of Creditor. Lender shall notify Creditor in writing within 14 days of each of the events referred to in the preceding sentence; provided, however, that the failure to do so shall not impair in any manner the subordination of the Subordinated Obligations of Borrowers to Creditor to the Senior Obligations, as set forth in this Section 3.

                  4. Creditor's Representations, Warranties and Covenants. Creditor warrants and represents that it holds no collateral security for the Subordinated Obligations and agrees that in the event that any collateral security is acquired or any payment is made by any Borrower in respect of the Subordinated Obligations prior to the Termination Date and in contravention of the terms of this Agreement, the same shall be held in express trust by Creditor for Lender and shall forthwith be paid, assigned, transferred and/or delivered to Lender, and that if any such collateral security is acquired, the same will be held by Lender as collateral security for the Senior Obligations and, if such payment is received, the same shall be used to reduce the outstanding balance of the Senior Obligations in such order and manner as Lender, in its sole and absolute discretion may determine. Until the Termination Date, Creditor waives any rights of subrogation or indemnification in regard to any payment or collateral so paid, assigned, transferred and/or delivered to Lender.

                  5. Restrictions on Payments; Standstill; Exercise of Right of Purchase.

                      5.1 Except as set forth in Section 5.3 and subject to the provisions of Section 5.4, Creditor unconditionally agrees not to accept or demand any payment or reduction of the Subordinated Obligations and that no direct or indirect payment may be made by or on behalf of any of the Borrowers upon or in respect of the Subordinated Obligations (including, without limitation, all interest payments from Borrowers to Creditor) until the repayment of the Senior Obligations in full and the termination of the requirement that Lender make Advances to the Borrowers under the Loan Agreement. In the event that, notwithstanding the foregoing, any payment shall be received by the Creditor when such payment is prohibited by this Agreement, Creditor shall promptly notify Lender of such prohibited payment and such payment shall be held in express trust for the benefit of, and shall, promptly after such Creditor's receipt thereof, be paid over or delivered to Lender.

                      5.2 Subject to Creditor's rights provided below in
Section 5.4, unless and until the repayment of the Senior Obligations in full and the termination of the requirement that Lender make Advances to the Borrowers under the Loan Agreement, Creditor covenants and agrees that it shall not, directly or indirectly (i) take any action to exercise any right of foreclosure or self-help with respect to any security interest and liens on property and assets of Borrowers which constitute Collateral or exercise any other right or remedy with respect to such property and assets; (ii) contact any lessees of any Collateral or otherwise seek payment from any obligor on any Collateral; or (iii) take any other action that interferes with, is prejudicial to, or is inconsistent with the Lender's rights and priority secured position with respect to the Collateral including, without limitation, taking any action that will impede, restrict or restrain the exercise by the Lender of its rights or remedies under the Senior Loan Documents. Notwithstanding the foregoing, no provision of this Agreement will prevent Creditor from taking any action in filing lawsuits to prevent the running of any applicable statute of limitations or other similar restriction on claims, but in each case only to the extent reasonably necessary to prevent such running.

                      5.3 Notwithstanding anything to the contrary set forth in this Agreement, and except as otherwise provided in this Section 5.3, on the regularly scheduled dates for the payment of interest on the Subordinated Note, Borrowers may make, and Creditor may accept, such payments of interest on the Subordinated Note at a rate not to exceed 11.75% percent per annum.

                           5.3.1 From and after the date Creditor receives
notice from Lender of the occurrence of an Event of Default (as defined in the Loan Agreement) in respect of the payment when due, after giving effect to any applicable grace or cure period, of any principal of or interest or premium on, or costs, fees or expenses owing in connection with, the Senior Obligations (a "Payment Default"), no direct or indirect payment or distribution shall be made by the Borrowers on account of the principal of or interest on the Subordinated Obligations, or any other payment in respect thereof, which would otherwise be permitted under Section 5.3, unless and until such Payment Default shall have ceased to exist or shall have been cured or waived in writing by the Lender

                           5.3.2

                           From the date the Creditor receives notice
(a "Payment Blockage Notice") from the Lender of the occurrence and continuation of an Event of Default (as defined in the Loan Agreement) other than a Bankruptcy Event (as defined in Section 6.1 hereof) or a Payment Default, no direct or indirect payment or distribution shall be made by the Borrowers on account of the principal of or interest on the Subordinated Obligations, or any other payment in respect thereof, which would otherwise be permitted under
Section 5.3 during any such period (a "Blockage Period"), unless and until such Event of Default shall have been cured or waived in writing by the Lender.

                  In addition, any Blockage Period will cease to be effective if at any time during such period: (i) all or substantially all of the assets of any of the Borrowers are sold or otherwise disposed of outside of the ordinary course of business, or (ii) any payment or any distribution of any character, whether in cash, securities or other property of any of the Borrowers is made to or received by any creditor on any indebtedness for borrowed money that is on a parity with or subordinate in right of payment to the Subordinated Note.

                           5.3.3 Borrowers agree that, promptly following their
receipt of any notice given by the Lender under Paragraph 5.3.1 hereof, or any Payment Blockage Notice given by Lender under Paragraph 5.3.2 hereof, the Borrowers shall send a copy of any such notice to Creditor; provided, however, that Borrowers' failure to do so shall not impair the Lender's rights arising under Paragraphs 5.3.1 and 5.3.2 hereof.

                  5.4. Lender hereby acknowledges that pursuant to the provisions of the Subordinated Note, after the occurrence of any "Event of Default" as defined in the Subordinated Note, Creditor will have the option (the "Option"), which may be exercised by it or any affiliate, to purchase certain "Sears Assets" as defined in the Subordinated Note. Lender also acknowledges that pursuant to the terms of an agreement relating to certain other obligations (the "Cole Agreement"), dated as of the date hereof, among Creditor, Cole Vision Corporation and U.S. Vision, Creditor has certain rights of first refusal (the "ROFR") with respect to the Sears Assets. Lender hereby acknowledges and agrees that (i) notwithstanding the occurrence of any Event of Default under the Loan Agreement, the existence of any Blockage Period or any other event, circumstance or occurrence, Creditor and its affiliates may at any time exercise the Option and/or the ROFR without contest or interference from Lender, (ii) all of the provisions of Section 5.2 and 5.3 of this Agreement relating to standstills or payment blockage are inapplicable in any instance in which Creditor or its affiliates exercise the Option and/or the ROFR, and the exercise of such Option or ROFR will not violate any provisions of this Agreement and (iii) this Agreement has no application with respect to any other obligation owing by any Borrower pursuant to the Cole Agreement.

                  6. Payment Upon Dissolution; Payments and Distributions Held in Trust.

                      6.1 Until the Termination Date and subject to the provisions of Section 5.4,upon any payment or distribution of all or substantially all assets or securities of any of the Borrowers of any kind or character, whether in cash, property or securities, whether upon any dissolution or winding up or total or partial liquidation or reorganization of any of the Borrowers, or otherwise, whether pursuant to the voluntary or involuntary bankruptcy, insolvency, receivership or other proceedings (each such event a "Bankruptcy Event"), all amounts due or to become due upon all Senior Obligations shall first be paid in full, before Creditor shall be entitled to receive any payment on account of Subordinated Obligations or any payment by the Borrowers to acquire property or securities, or any delivery or distribution with respect to Subordinated Obligations of any cash, property or securities, or any distribution with respect to Subordinated Obligations of any cash, property or securities. Before any payment may be made by or on behalf of the Borrowers on Subordinated Obligations upon any dissolution, winding up, liquidation or reorganization or otherwise, any payment or distribution of assets or securities of any of the Borrowers of any kind or character, whether in cash, property or securities, to which Creditor would be entitled, but for the provisions of this
Section 6.1, shall be made by the Borrowers or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person making such payment or distribution, or by Creditor if received by Creditor, directly to Lender under the Senior Loan Documents.

                      6.2 Until the Termination Date, to the extent any payment in respect of the Senior Obligations (whether by or on behalf of Borrowers, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar persons under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person, the Senior Obligations or, part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay Senior Obligations is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been affected) shall be deemed to be reinstated and outstanding as Senior Obligations for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

                      6.3 Until the Termination Date, in the event that, notwithstanding any other provision of this Agreement prohibiting payment or distribution, any payment or distribution of assets or securities of any of the Borrowers of any kind or character (other than as a result of the exercise of Creditor's rights under Section 5.4 hereof), whether in cash, property or securities, shall be received by any Creditor at a time when such payment or distribution is prohibited by this Agreement and before all obligations in respect of the Senior Obligations are paid in full, such payment or distribution shall be received and held in express trust for the benefit of, and shall, promptly after such Creditor's receipt thereof, be paid over or delivered to, Lender for application to the payment of Senior Obligations remaining unpaid until the Senior Obligations have been paid in full.

                  7. Subrogation.

                      7.1 Upon and following the Termination Date, Creditor shall be subrogated to the rights of Lender to receive payments or distributions of cash, property or securities of Borrowers made on such Senior Obligations until the principal amount of and interest on Subordinated Obligations shall be paid in full; and, for the purposes of which subrogation, no payments or distributions to Lender of any cash, property or securities to which Creditor would be entitled except for the provisions of this Agreement, and no payment pursuant to the provisions of this Agreement to Lender by Creditor shall, as among Borrowers, their creditors other than the Lender, and Creditor, be deemed to be a payment by Borrowers to or on account of the Senior Obligations. It is understood that the provisions of this Agreement are intended solely for the purpose of defining the relative rights of Creditor, on the one hand, and Lender, on the other hand.

                      7.2 If any payment or distribution to which Creditor would otherwise have been entitled but for the provisions of this Agreement shall have been applied, pursuant to the provisions of this Agreement, to the payment of all amounts payable under the Senior

Obligations, then, and in such case, Creditor shall be entitled to receive from Lender any payments or distributions received by Lender in excess of the amount required to make payment in full of such Senior Obligations.

                  8. Subordination Right Not Impaired by Acts or Omissions of Borrowers or Lender. No right of any present or future Lender to enforce the subordination and standstill as provided in this Agreement will at any time in any way be prejudiced or impaired by any act or failure to act on the part of Borrowers or by any act or failure to act, by Lender, or by any noncompliance by Borrowers with the terms of the Subordinated Obligations regardless of any knowledge thereof that Lender may have or otherwise be charged with. Creditor acknowledges that the provisions of this Agreement are expressly intended to be for the benefit of, and shall be enforceable directly and only by Lender.

                  9. No Waiver of Subordination Provisions. Without in any way limiting the generality of Section 8 of this Agreement, Lender may, at any time and from time to time, without the consent of Creditor, without incurring responsibility to Creditor, and without impairing or releasing the subordination and standstill provided in this Agreement or the obligations hereunder of Creditor to Lender, but subject to the terms of this Agreement, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, increase the amount of or interest rates with respect to, or renew the Senior Obligations or any instrument evidencing the same or any agreement under which Senior Obligations are outstanding or secured,
(b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations; (c) release any person liable in any manner for the collection of Senior Obligations; and (d) exercise or refrain from exercising any rights against Borrowers and any other person.

                  10. No Transfer or Assignment. Creditor will not sell, assign or transfer any of the Subordinated Obligations, or any instrument evidencing the same, to any person, firm or entity unless such transferee(s) agrees in writing to be bound by the terms of this Agreement. Creditor warrants and represents that no prior subordination and postponement in payment as to any of Subordinated Obligations has occurred.

                  11. No Loans or Advances. Without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed, Creditor agrees not to accept any loan or advance from Borrowers, except in the ordinary course of business consistent with past practices pursuant to the Vision One Agreement; provided, however that any such amount shall not exceed $400,000.

                  12. Consent to Senior Loan Documents. Creditor hereby consents to all of the terms, covenants and conditions set forth in the Loan Agreement, the Senior Notes and the other Senior Loan Documents. Creditor further agrees that no invalidity, irregularity or unenforceability of all or any of the Senior Obligations, or the security therefor, shall affect, impair or be a defense to Creditor's obligations under this Agreement.

                  13. Evidence of Borrowers Obligations to Creditor. Creditor agrees to cause Subordinated Obligations to be evidenced by the Subordinated Notes or other instruments, which Subordinated Notes or other instruments shall be legended with a statement to the effect that the indebtedness evidenced thereby is subject and subordinate to the Senior Obligations in accordance with the terms and subject to the conditions of this Agreement.

                  14. Borrowers' Acknowledgments, Representations and
Warranties.

                        14.1 Each of the Borrowers acknowledges receipt of this Agreement, consents to its terms and conditions, and agrees, except as permitted herein, not to pay any of Subordinated Obligations while any of the Senior Obligations remain outstanding. Each of the Borrowers further agrees to notify Lender of any legal proceedings against Borrowers by Creditor and, at Lender's request, to defend such proceedings to the best of Borrowers' ability.

                        14.2 Each of the Borrowers agrees that, solely in order to prevent the barring of claims, or any of them, by imposition of any applicable statute of limitations, Borrowers shall, from time to time and at such times as Lender and/or Creditor deems necessary, acknowledge in writing Subordinated Obligations and/or Senior Obligations.

                        14.3 Each of the Borrowers warrants and represents that each Borrower has disclosed to Lender all of Subordinated Obligations.

                  15. Acceleration. In the event of a violation of any term of this Agreement by Creditor or Borrowers, all of the Senior Obligations shall, without notice or demand, become immediately due and payable, whether or not by its terms the Senior Obligations are then due and payable, and Lender may immediately proceed against Borrowers for the collection thereof. In the event of such violation, Creditor agrees, upon demand by Lender, immediately to deliver to Lender any moneys, securities, and other property received by Creditor in violation of this Agreement in an aggregate amount not to exceed the amount of the Senior Obligations then outstanding.

                  16. No Impairment of Collateral. Except for the rights of Creditor under the Option and the ROFR, nothing herein contained shall impair any rights of Lender with respect to any Collateral heretofore, now or hereafter granted, assigned, pledged or hypothecated to Lender as security for any of the Senior Obligations, or to the proceeds thereof.

                  17. Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person, or by commercial courier against receipt or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, as follows, unless such address is changed by written notice hereunder:

                  If to Borrowers:  U.S. Vision, Inc.
                                    Attn: William Schwartz, CEO
                                    1 Harmon Drive
                                    Glen Oaks Industrial Park
                                    Glendora, NJ 08029

                  With a copy to:   Ballard Spahr Andrews & Ingersoll, LLP
                                    Attn:  Gerald J. Guarcini, Esq.
                                    1735 Market Street
                                    Philadelphia, PA 19103-2799

                  If to Creditor:   Cole National Corporation
                                    Attn: General Counsel
                                    1925 Enterprise Parkway
                                    Twinsburg, OH 44087

                  With a Copy to:   Jones, Day, Reavis & Pogue
                                    Attn: Patrick J. Leddy, Esq.
                                    901 Lakeside Avenue
                                    Cleveland, OH 44114

                  If to Lender:     Commerce Bank, N.A.
                                    Attn:  Gerald L. Grady, Vice President
                                    1701 Route 70 East
                                    Cherry Hill, NJ 08034

                  With a copy to:   Schnader Harrison Segal & Lewis LLP
                                    Attn: Walter B. Ferst, Esq.
                                    1600 Market Street, Suite 3600
                                    Philadelphia PA  19103-7598

                  18. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto, and it is acknowledged that there are no customs, representations, promises, terms, conditions, or obligations referring to the subject matter, and no inducements or representations leading to the execution hereof, other than mentioned herein; and there may be no modification of this Agreement except in writing executed with the same formalities as this Agreement. No failure by Lender to exercise any right hereunder shall be construed as a waiver of the right to exercise the same or any other right at any other time and from time to time thereafter.

                  19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                  20. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, and such counterparts shall together constitute but one and the same Agreement. Signature by facsimile shall bind the parties thereto.

                  21. Governing Law. This Agreement and all other instruments or documents issued hereunder or pursuant hereto shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year above written.

                                    U.S. VISION, INC.


                                    By:      /s/
                                             -----------------------------------
                                    Name:
                                             -----------------------------------
                                    Title:
                                             -----------------------------------

                                    STYL-RITE OPTICAL MFG. CO., INC.


                                    By:      /s/
                                             -----------------------------------
                                    Name:
                                             -----------------------------------
                                    Title:
                                             -----------------------------------

                                    USV OPTICAL, INC.


                                    By:      /s/
                                             -----------------------------------
                                    Name:
                                             -----------------------------------
                                    Title:
                                             -----------------------------------

                                    U.S. VISION HOLDINGS, INC.


                                    By:      /s/
                                             -----------------------------------
                                    Name:
                                             -----------------------------------
                                    Title:
                                             -----------------------------------

                                    COMMERCE BANK, N.A.


                                    By:      /s/
                                             -----------------------------------
                                             Gerard L. Grady, Vice President

                                    COLE NATIONAL CORPORATION


                                    By:      /s/
                                             -----------------------------------
                                    Name:
                                             -----------------------------------
                                    Title:
                                             -----------------------------------

                                                                  EXECUTION COPY

October 30, 2002



U.S. Vision, Inc.
One Harmon Drive
Glendora, New Jersey  08029
Attn:  William A. Schwartz

                Re: Amendment to Participating Provider Agreement

Dear Mr. Schwartz:

          Reference is hereby made to that certain Participating Provider Agreement, dated as of June 1, 1997, as amended (the "Vision Care Agreement"), by and between U.S. Vision, Inc., a Delaware corporation ("USV"), and Cole Vision Corporation, a Delaware corporation ("Cole"). As you are aware USV and Cole are entering into a certain Agreement, of even date herewith (the "Agreement"), to facilitate USV's merger with Kayak Acquisition Corp. The delivery of this letter agreement is required pursuant to the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement or the Subordinated Note.

          Contingent upon the execution and delivery of the Agreement, USV and Cole hereby agree to amend the Vision Care Agreement as follows:

1. In the event of the exercise of the Option and effective upon the consummation of such Option, Section 1.10 is hereby deleted and replaced in its entirety with the following:

               "'Locations' shall mean the optical outlets owned or operated by USV as of the effective date of this provision where optical products and services are provided to Members; provided, however, that USV must obtain the prior consent of CVC to add any new Locations, except that no consent is required from CVC for Sears and JC Penny Locations, or additional optical departments within departments stores where USV had optical departments at the effective date of this provision."

2. Section 4.1 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

               "The Term of this Agreement shall commence on June 1, 1997, and shall, unless terminated earlier pursuant to the terms of this Agreement, expire on the earlier to occur of (a) 7 years after the date on which the Option is

William A. Schwartz
October 30, 2002
Page 2 of 5


               consummated or (b) the 30th day following the Option Termination Date. As used herein, the term "Option Termination Date" shall mean the earlier to occur of (i) March 1, 2004, (ii) the date on which all outstanding amounts under the terms of the Subordinated Note are paid in full prior to the consummation of the Option or
               (iii) the date on which Cole elects to terminate the Vision Care Agreement following an uncured default by USV of any of its obligations under the Agreement or the Subordinated Note."

3. Clause (e) of Section 4.2 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

               "(e) if more than ten (10) Location audits conducted by CVC during any six (6) month period (after the date hereof) during the term hereof reveal that the Transaction Fees paid by USV to CVC at each such Location have been understated by more than five percent (5%) and upon such determination, CVC shall notify USV of the results of such audit;"

4. The last sentence of Section 7.1 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

               "In the event such audit reveals that USV has paid CVC an amount equal to less than 98% of the total Transaction Fees due CVC at any Location, USV shall reimburse CVC for the reasonable cost of such audit (including travel expenses) applicable to such Location."

5. The last sentence of Section 7.2 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

               "In the event such audit reveals that CVC has paid USV an amount equal to less than 98% of the total sums due USV from Purchasers, CVC shall reimburse USV for the reasonable cost of such audit (including travel expenses)."

6. USV shall not be a participating provider in any managed vision network operated or sponsored by EyeMed Vision Care LLC, Eyecare Plan of America (aka ECPA) or any of their affiliates after January 1, 2003.

7. The reference to "ECPA" in Section 7.8 is hereby deleted. The first and second sentences of Section 7.8 are hereby deleted and replaced in their entirety with the following:

               "Except as provided for in this Agreement, USV shall not be a participating provider in any managed vision network after January 1, 2002, without the prior

William A. Schwartz
October 30, 2002
Page 3 of 5


               written consent of CVC, other than networks that USV is in as of October 30, 2002 as to which no further consent is required."

8. USV and Cole hereby agree to the HIPAA Rider attached hereto, and such rider shall be deemed part of the Vision Care Agreement.

9. CVC may amend the Vision Care Agreement upon 30 days prior written notice to USV to effectuate any change required pursuant to any law or regulation imposed by any governmental or regulatory authority.

10. USV shall indemnify and hold harmless Cole and its Affiliates from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including attorneys' fees) and disbursements incurred by such Persons relating to the use of the JC Penney Optical name and logo by Cole and its Affiliates in its advertising and other materials.

11. In the event that the Vision Care Agreement is terminated for any reason, USV shall, and cause all of its Affiliates to, cease using immediately all materials and copies thereof containing any Cole (including its Affiliates) trade name, trademark, service mark or other intellectual property or confidential information, and USV and its Affiliates shall return all such materials to Cole unless it provides reasonably satisfactory assurance to Cole that such materials and copies thereof have been destroyed. Cole has the right to supervise the return or destruction of all such materials.

12. The first sentence of Section 7.7 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

               "CVC agrees that it will not enter into an agreement with any multi-unit retail optical chain (i.e., a retail optical chain with more than one hundred (100) retail locations) which owns its own manufacturing facility to participate as a provider in CVC's Preferred Network under terms and conditions more favorable than the terms and conditions under which USV serves as a provider pursuant to the terms of this Agreement."

13. The second sentence of Section 7.8 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

               "In the event of any sale or transfer (by purchase, merger, consolidation or otherwise (including operation of law)), of more than forty percent (40%) of USV's issued and outstanding stock or sale of substantially all of the assets of USV to any entity who is, directly or indirectly, engaged in (i) the retail optical business through the ownership of 100 or more domestic retail optical outlets, or (ii) the ownership and operation of an optical managed care network, USV shall promptly notify CVC and CVC shall have the right, within thirty (30) days of receipt of such notice, to terminate this Agreement."

William A. Schwartz
October 30, 2002
Page 4 of 5


14. Notwithstanding anything in the Agreement, the Subordinated Note or the Vision Care Agreement, as amended hereby, to the contrary, if USV breaches any of its obligations under the Agreement or the Subordinated Note and any such breach shall remain uncured by USV as of the end of any applicable cure period, Cole may immediately terminate the Vision Care Agreement, as amended hereby, only if Cole elects not to exercise the Option; provided, however, that such termination shall not relieve USV of any of its obligations under the Vision Care Agreement, as amended hereby, arising prior to or as a result of any event occurring prior to the effective date of such termination. For the avoidance of doubt, USV's obligations under the Agreement and the Subordinated Note shall continue notwithstanding the termination of the Vision Care Agreement, as amended hereby.

15. Except as modified by this letter agreement, the provisions of the Vision Care Agreement shall remain in full force and effect.

16. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Ohio, exclusive of its choice of law provisions.

William A. Schwartz
October 30, 2002
Page 5 of 5


17. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

          If this letter agreement is acceptable to you, please execute both copies of this letter in the space provided below and return one fully executed copy to the undersigned.

                                               Very truly yours,

                                               COLE VISION CORPORATION


                                               By: /s/
                                                   -----------------------------
                                                   Name:
                                                   Title:

Acknowledged and agreed to
this 30th day of October, 2002

U.S. VISION, INC.


By: /s/
    ----------------------------
Name:
Title:

                                   HIPAA Rider


Business Associate. The parties acknowledge that CVC will receive and/or create certain Protected Health Information ("PHI"), as defined by the privacy requirements set forth in the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("privacy rule"), in conjunction with CVC's claims administration of Covered Vision Services provided by US Vision under this Agreement. CVC may use or disclose the PHI received or created by it: (a) to perform claims administration under this Agreement in order to properly manage and administer its business, (b) to carry out its contractual responsibilities to Plans, or (c) for data aggregation functions. If pursuant to subsections (a), (b), or (c) above, CVC discloses PHI to any third party, the CVC must obtain reasonable assurances from the person to whom the information is disclosed that it will be held confidentially and used or further disclosed only as required by law or for the purpose for which it is disclosed to the person and the person notifies CVC of any instances of which it is aware that the confidentiality of the information has been breached.

In the use or disclosure of PHI, CVC agrees as follows:

(a) CVC shall maintain and use appropriate safeguards to prevent use or disclosure of any PHI other than as described upon;

(b) CVC shall report to US Vision any use or disclosure of any PHI of which it becomes aware that is not permitted by this Agreement;

(c) CVC shall provide access to PHI by individuals who have a right of access to such PHI in accordance with the privacy rule;

(d) CVC shall incorporate any amendments or corrections to the PHI if received from US Vision, in accordance with 45 C.F.R. 164.526 of the privacy rule;

(e) CVC shall make available the information required for US Vision to provide an accounting of disclosures, in accordance with 45 C.F.R.164.528 of the privacy rule. Beginning April 14, 2003, CVC shall promptly make available to US Vision any PHI or any other information required to prepare, or assist in preparing, an accounting of disclosures in accordance with the privacy rule. CVC agrees to document disclosures of PHI related to disclosures as would be required for US Vision to respond to a request for an accounting of disclosures. CVC must have this information and documentation available for the six (6) years.

(f) CVC shall make its internal practices, books and records relating to the use and disclosure of PHI available for review or audit by US Vision and any legally authorized regulatory agency or its designee for purposes of determining compliance with this section and applicable laws regarding the PHI.

(g) CVC shall use PHI to conduct electronic transactions on behalf of US Vision of the type covered by HIPAA Standards for Electronic Transactions and Electronic Code Sets and shall release only the necessary PHI to comply with the Standards.

(h) CVC shall immediately report to US Vision any information of which it becomes aware concerning any use or disclosure of PHI that is not permitted by this Agreement.

Upon US Vision's knowledge of a material breach of this section, US Vision shall notify CVC of the specific violation and provide CVC with an opportunity to cure the breach. If CVC does not cure such breach, US Vision may terminate this Agreement in accordance with Section 4.4 of this Agreement.

This HIPAA Rider shall be deemed a part of the Preferred Provider Agreement, dated June 1, 1997, as amended from time to time, by and between U.S. Vision, Inc. and Cole Vision Corporation.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS UNSECURED AND IS SUBORDINATED TO THE INDEBTEDNESS OF THE MAKERS TO COMMERCE BANK, N.A. PURSUANT TO AND TO THE EXTENT PROVIDED BY THE TERMS OF THE SUBORDINATION AGREEMENT DATED AS OF OCTOBER 30, 2002.


                          SUBORDINATED PROMISSORY NOTE

$4,000,000.00                                         Philadelphia, Pennsylvania
                                                                October 30, 2002


         FOR VALUE RECEIVED, U.S. VISION, INC., a Delaware corporation ("USV"), STYL-RITE OPTICAL MFG. CO. INC., USV OPTICAL, INC., and U.S. VISION HOLDINGS, INC., (each a "Maker" and collectively the "Makers") hereby, jointly and severally, promise to pay to the order of COLE NATIONAL CORPORATION, a Delaware corporation ("Payee"), the principal sum of FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00).

         1. Interest Rate. The principal balance hereof shall bear interest from the date hereof until payment in full at the per annum rate of 8.75%; provided, however, that after the occurrence of an Event of Default, the principal balance hereof shall bear interest at a per annum rate of 11.75% unless and/or until such Event of Default (as defined below) has been cured or waived in writing by Payee. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

         2. Principal and Interest Payments.

               (a) The unpaid principal balance of this Note, together with all accrued and unpaid interest, will be payable in full on December 1, 2003 (or such earlier date required by Payee pursuant to Article 5 hereof).

               (b) Makers shall pay to Payee quarterly installments of interest, commencing December 31, 2002, and continuing on the last day of each March, June, September and December thereafter and at maturity.

               (c) All payments due hereunder will be payable in lawful currency of the United States of America by wire transfer of immediately available funds to an account designated in writing by Payee.

         3. Prepayment. All or any part of the outstanding principal balance under this Note may be prepaid at any time or times and in any amount without penalty or premium. Any prepayment will be applied first to accrued and unpaid interest on this Note and second to any unpaid principal.

         4. Subordination. This Note is subject to the Subordination Agreement, dated as of October 30 2002, among Commerce Bank, N.A., Makers and Payee (as the same may from time to time be amended, restated or otherwise modified in accordance with the provisions thereof, the "Subordination Agreement"). Except as provided in the Subordination Agreement, this Note will rank pari passu in right and priority of payment with all other senior unsecured indebtedness of Makers described on Schedule 1 attached hereto, and senior in right and priority of payment to all other unsecured indebtedness of Makers. If at any time any Maker makes any payment in respect of principal of, interest on, or any other amounts due with respect to any pari passu indebtedness at a time when any obligations are due and owing under this Note, Makers shall make a payment, pro rata on the basis of outstanding principal amount, on account of the amounts then owing under this Note.

         5. Events of Default. If one or more of the following events occurs (each, an "Event of Default"):

               (a) Makers fail to make all or any part of any payment of principal and/or interest on this Note when due hereunder (and without regard to provisions in the Subordination Agreement which may prohibit Makers from making such payments) and, solely with respect to payment of interest, such failure to pay interest shall not be cured (or waived in writing by Payee) within 5 days after the date due hereunder;

               (b) an Event of Default, as defined in the Loan and Security Agreement (as defined in the Subordination Agreement);

               (c) USV or any of its Affiliates fail to make all or any part of any payment when due pursuant to Article 3 of the Agreement dated as of October 30, 2002 among USV, Payee and Cole National Corporation relating to certain other obligations (the "Agreement"), or the occurrence of any other breach under the Agreement and such failure to pay shall remain outstanding for a period of at least 5 days after the date due hereunder or such other breach shall remain outstanding for a period of at least 15 days after the date of Payee's written notice of such breach;

               (d) the Participating Provider Agreement dated as of June 7, 1997, by and between USV and Cole Vision Corporation (the "Vision Care Agreement") is terminated or terminable by Payee or any of its Affiliates under Article IV of the Vision Care Agreement;

               (e) Any Maker (i) admits in writing its inability to pay its debts as they come due, or makes a general assignment for the benefit of creditors or (ii) commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

               (f) any case, proceeding or other action against any Maker is commenced seeking to have an order for relief entered against such Maker as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for maker or for all or any substantial part of its property, and such case, proceeding or other action remains undismissed for a period of 60 days; or

               (g) the acquisition by any Person or group of Persons (including Affiliates) acting in concert as a partnership or other group (other than those Persons owning voting power of USV immediately after the effectiveness of the Merger) of (i) the ownership or control (directly or indirectly) of more than 50% of the voting power of USV or (ii) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of USV;

then, subject to the terms of the Subordination Agreement, Payee has the right, upon written notice to USV and without further notice or demand, to declare the outstanding principal amount of this Note immediately due and payable, whereupon all obligations under this Note will immediately become due and payable, or upon the occurrence of an Event of Default under subsection (e) and/or (f) above, the outstanding principal amount of and all interest on this Note will automatically become immediately due and payable, in each case, all without presentment, protest or notice, all of which are hereby waived. Makers shall, jointly and severally, pay on demand all costs and expenses, including attorneys' fees, incurred or paid by Payee in enforcing or collecting any of the obligations of Makers hereunder. Payee may enforce or cause to be enforced any or all of the rights afforded Payee under this Note at law or in equity.

         6. Option.

               (a) (i) At any time the Payee and USV agree or, (ii) in addition to the rights provided to Payee in Article 5 above, after the occurrence of an Event of Default hereunder and at any time thereafter, Payee will have the option (the "Option"), which may be exercised by any one or more of its Affiliates, to purchase and require USV to sell, or cause its Affiliates to sell, all of the Sears Leases (as defined in the Agreement), together with all related leasehold improvements, store fixtures, furniture and signage (collectively, the "Sears Assets"), at a purchase price (the "Option Purchase Price") equal to the Fair Market Value (as defined below) of such Sears Assets. In addition, if Payee elects to exercise the Option pursuant to clause (ii) above and the transactions contemplated by the Option are thereafter consummated after such exercise, the then term of the Vision Care Agreement shall be extended pursuant to the terms of the letter agreement of even date herewith by and between USV and Cole Vision (the "Letter Agreement") amending the terms of the Vision Care Agreement. The Option Price will be payable in cash upon consummation of such purchase; provided, however, that Payee, at its option, may set off, against such cash purchase price, all or any portion of (i) the outstanding principal amount of this Note, together with any accrued interest thereon as of the consummation of the purchase of the Sears Assets, (ii) amounts due and owing under Sections 3.2 and 3.3 of the Agreement as of the consummation of the purchase of the Sears Assets, and (iii) amounts due and owing under the Vision Care Agreement, including, without limitation, any underreported amounts that give rise to a right to terminate the Vision Care Agreement pursuant to Article 4.2 thereof, as of the consummation of the purchase of the Sears Assets; provided, further, that the aggregate amount of any set off pursuant to clause (iii) shall not exceed $400,000. The cash portion of the Option Purchase Price will be reduced by such set-off amount. Any such set off will be applied to this Note in the same manner as any prepayment hereunder. Notwithstanding the foregoing, Cole and its Affiliates shall have the right to use the frame sample inventory used at the locations of the Sears Leases for a period of 30 days after consummation of the Option.

               (b) In the event that Payee desires to exercise the Option pursuant to Article 6(a)(ii) above, Payee will provide written notice (the "Option Notice") to USV of its determination to exercise the Option, which Option Notice shall become irrevocable 15 days prior to the closing of such Option subject to customary closing conditions, including without limitation, true and correct representations and warranties and no material adverse change. The Option Notice will describe (i) the Event of Default, (ii) subject to the last sentence of this Article 6(b), the approximate date on which Payee intends to exercise the Option (which may be as soon as practicable after the Fair Market Value is determined pursuant to Article 6(c)), (iii) the proposed structure of the transaction and (iv) the extension of the Vision Care Agreement pursuant to the terms of the Letter Agreement. Payee may provide an Option Notice at any time following the occurrence an Event of Default; provided, however, the Option may not be consummated if Maker pays Payee the entire outstanding principal balance under this Note and all accrued interest thereon prior to Payee's delivery of the Option Notice and otherwise not until the earlier of (i) 90 days from the date of the occurrence of the Event of Default, or (ii) such earlier date as USV, on behalf of the Makers, may agree to.

               (c) For purposes of this Note, "Fair Market Value" means with respect to the Sears Assets, the cash price in United States Dollars that an unrelated party would pay for the Sears Assets in light of all relevant factors, as applicable, including, without limitation, earnings, cash flow, return on investment, the terms of any relevant contracts, and the current market value of such assets, in an arm's length transaction in which neither party is compelled to buy or sell. If the Payee and USV agree to exercise the Option pursuant to Article 6(a)(i) above, then the Payee and USV shall negotiate in good faith to determine the applicable Fair Market Value. If the Payee exercises the Option pursuant to Article 6(a)(ii) above, then for a period of 20 days beginning on the date of the Option Notice, Payee and USV shall negotiate in good faith to determine the applicable Fair Market Value. If Payee and USV cannot agree on the Fair Market Value within such 20-day period, then each of Payee and USV shall jointly appoint, within 10 days after the end of such 20-day period, an investment banking firm, accounting firm or other firm with significant experience in the valuation of retail businesses and retail equipment and property, which firm shall be independent of Payee and USV and its Affiliates and specifically excluding the auditors of Payee and USV (each such firm, an "Appraiser"). If Payee and USV fail to agree upon an Appraiser within such 10-day period, each of Payee and USV shall engage its own Appraiser within 5 days thereafter to determine the Fair Market Value. The Appraisers selected by Payee and USV shall then select a third Appraiser within 10 days after their selection. Each Appraiser shall determine, in good faith, the Fair Market Value, within a period of 30 days from the date of their selection. Each Appraiser shall consider, among other factors, the following factors and shall describe in detail the use of each factor or the reason such Appraiser did not use a factor, if applicable, in the report in which such Appraiser sets forth Fair Market Value: (i) historical financial performance of the Sears Leases, with respect to the valuation of the leases, including earnings, cash flow and return on investment; and
          (ii) the current market value of used retail equipment and other property (including leasehold improvements, furniture and signage) with respect to the Sears Assets. Subject to the last sentence of this Article 6(c), the Fair Market Value shall be the numerical average of the Fair Market Values as determined by the three Appraisers. Payee and USV shall share the fees of the jointly appointed Appraiser, if such Appraiser is so jointly appointed. If Payee and USV fail to jointly appoint an Appraiser, Payee and USV shall each pay the fees of the Appraiser each appoints, and the cost of the third Appraiser shall be shared equally between Payee and USV. USV shall disclose and make available to all of the Appraisers all of the information regarding the Sears Assets as may be reasonably requested by such Appraisers in order to conduct and conclude their appraisals within the time periods set forth herein. Payee and USV shall each have the right to submit written materials and make an oral presentation to each Appraiser, subject to any requirements and limits that may be requested by such Appraiser so long as such requirements and limits apply equally to Payee and USV. Notwithstanding the foregoing, in no event shall the Fair Market Value of the Sears Assets as finally determined in accordance with this
          Article 6(c) after an Option exercise pursuant to Article 6(a)(i) or
          (ii) above, be less than 60% of the aggregate gross sales net of returns of Maker's Sears Optical stores being acquired pursuant to the Option for the most recently completed trailing twelve month period prior to the date of the Option Notice ("LTM Sales") or greater than 80% of LTM Sales.

               (d) So long as any amount of principal and interest is outstanding under this Note, USV shall, and shall cause each of its Affiliates to, carry on the business conducted at each of the locations subject to the Sears Leases in the ordinary course of business consistent with past practice, maintain the properties and other assets located at such locations in good working condition (ordinary wear and tear excepted) and use their best efforts to preserve intact their current business organization, keep the Sears Leases in full force and effect and without default or breach thereunder by USV, keep available the services of their employees and preserve their relationships with those persons having business dealings with them to the end that the goodwill, business prospects and ongoing business dealings of such locations shall be unimpaired. Neither USV nor any of its Affiliates shall otherwise sell, transfer, assign or otherwise dispose of any interest in any of the Sears Assets.

               (e) It is agreed and understood that monetary damages would not adequately compensate Payee for any breach by USV or any of its Affiliates of the provisions of this Article 6, and that the provisions of this Article 6 are specifically enforceable, and that any breach or threatened breach of this Article 6 will be the proper subject of a temporary or permanent injunction or restraining order, without the posting of bond or other security. Each Maker hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

          7. Successors and Assigns. This Note is binding on Makers and their successors and assigns, and the benefits hereof inure to Payee and its successors and assigns. No Maker shall assign its rights hereunder or any interest herein without the prior written consent of Payee, provided, however, that Payee shall not unreasonably withhold or delay its consent regarding any assignment by a Maker to its Affiliates (as defined in the Agreement).

         8. Waiver; Modifications in Writing. Any demand or notice hereunder to Makers may be made by delivering the same to the address last known by Payee, or by mailing the same to such address, with the same effect as if delivered to Payee in person. No failure or delay on the part of Payee in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Payee at law, in equity or otherwise. Any provision of this Note may be waived by or on behalf of Payee, and this Note may be amended, provided such waiver or amendment is approved and signed by Makers and Payee. Except as otherwise expressly provided for herein, each Maker waives demand, presentment for payment, notice of intention to accelerate, notice of acceleration, protest, notice of protest, and all other notice, filing of suit and diligence in collecting this Note.

         9. Governing Law; Venue. This Note is governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law. Each Maker and Payee hereby designate all courts of record sitting in Cleveland, Ohio, both state and federal, as forums where any action, suit or proceeding in respect of or arising out of this Note may be prosecuted as to all parties, their successors and assigns, and by the foregoing designation each Maker and Payee consent to the jurisdiction and venue of such courts.

         10. Certain Definitions. As used in this Note, (a) "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling Person of such Person, and (b) "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, governmental authority, unincorporated association or any other entity or organization.

JURY TRIAL WAIVER. EACH MAKER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN MAKERS AND PAYEE, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

         IN WITNESS WHEREOF, each Maker has signed this Note as of the date first written above.


                                    U.S. VISION, INC.


                                    By: /s/
                                        ----------------------------------------
                                    Name:
                                          --------------------------------------
                                    Title:
                                           -------------------------------------


                                    STYL-RITE OPTICAL MFG. CO., INC.


                                    By: /s/
                                        ----------------------------------------
                                    Name:
                                          --------------------------------------
                                    Title:
                                           -------------------------------------



                                    USV OPTICAL, INC.


                                    By: /s/
                                        ----------------------------------------
                                    Name:
                                          --------------------------------------
                                    Title:
                                           -------------------------------------



                                    U.S. VISION HOLDINGS, INC.


                                    By: /s/
                                        ----------------------------------------
                                    Name:
                                          --------------------------------------
                                    Title:
                                           -------------------------------------